EXHIBIT 12

                         PEPSICO, INC. AND SUBSIDIARIES
         Computation of Ratio of Earnings to Fixed Charges (page 1 of 2)
                      (in millions except ratio amounts, unaudited)

                                                       12 Weeks Ended
                                                    3/21/98     3/22/97
Earnings: ..................................                      (b)

Income from continuing operations
  before income taxes ......................          $ 546       $ 478

Joint ventures and minority
  interests, net............................              3          (6)

Amortization of capitalized interest........              1           -

Interest expense............................             76         115

Interest portion of rent expense (a)........             11          10
                                                      -----       -----

  Earnings available for fixed charges .....          $ 637       $ 597
                                                      =====       =====

Fixed Charges:

Interest expense ...........................          $  76       $ 115

Capitalized interest........................              4           2

Interest portion of rent expense (a) .......             11          10
                                                      -----       -----
  Total fixed charges ......................          $  91       $ 127
                                                      =====       =====

Ratio of Earnings to Fixed Charges .........           7.00        4.70
                                                      =====       =====


(a) One-third of net rent expense is the portion deemed representative of the interest factor.
(b) Included the impact of an unusual gain of $22. Excluding the gain, the ratio of earnings to fixed charges would have been 4.53.






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                                                                     EXHIBIT 12

                         PEPSICO, INC. AND SUBSIDIARIES
         Computation of Ratio of Earnings to Fixed Charges (page 2 of 2)
                       (in millions except ratio amounts)

                                         52 Weeks Ended       53 Weeks 52 Weeks
                                    ------------------------    Ended    Ended

Earnings:                          12/27/97 12/28/96 12/30/95 12/31/94 12/25/93

Income from continuing operations
 before income taxes and cumulative
 effect of accounting changes......  $2,309   $1,566   $2,091   $1,991   $1,694

Unconsolidated affiliates
interests, net.....................      17      273       26      (12)       4

Amortization of capitalized
interest...........................       6        4        6        5        4

Interest expense...................     478      565      629      596      527

Interest portion of net rent
 expense (a).......................      43       48       41       38       43
                                     ------   ------   ------   ------   ------

Earnings available for fixed
 charges.........................    $2,853   $2,456   $2,793   $2,618   $2,272
                                     ======   ======   ======   ======   ======

Fixed Charges:

Interest expense.................    $  478   $  565   $  629   $  596   $  527

Capitalized interest.............        18        8       10        5        7

Interest portion of net rent
 expense (a) ....................        43       48       41       38       43
                                     ------   ------   ------   ------   ------

    Total fixed charges..........    $  539   $  621   $  680   $  639   $  577
                                     ======   ======   ======   ======   ======

Ratio of Earnings to Fixed
 Charges (b) ....................      5.29     3.95     4.11     4.10     3.94
                                     ======   ======   ======   ======   ======

(a) One-third of net rent expense is the portion deemed representative of the interest factor.
(b) Included the impact of unusual items of $290, $576 and $66 in 1997, 1996 and 1995, respectively. Excluding those charges, the ratio of earnings to fixed charges for 1997, 1996 and 1995 would have been 5.83, 4.88 and 4.20, respectively.

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